UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 29, 2009 (July 24, 2009)

GIBRALTAR INDUSTRIES, INC.
(Exact name of registrant as specified in its chapter)

Delaware	0-22462	16-1445150

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York	14219-0228

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (716) 826-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01 Entry into a Material Definitive Agreement
On July 24, 2009, Gibraltar Industries, Inc. (the “Company”), with its wholly-owned subsidiary Gibraltar Steel Corporation of New York (“GSCNY”) as co-borrower, entered into the Third Amended and Restated Credit Agreement with a syndicate of banks led by KeyBank National Association, JPMorgan Chase Bank, N.A., BMO Capital Markets Financing, Inc., HSBC Bank USA, National Association, and Manufacturers and Traders Trust Company (the “Third Amendment and Restatement”). The Third Amendment and Restatement amends and restates the Company’s existing credit facility.
The Third Amendment and Restatement provides for a term loan in the principal amount of $58.7 million and a revolving credit facility and letters of credit in an aggregate amount that does not exceed the lesser of (i) $200 million and (ii) a borrowing base determined by reference to the trade receivables, inventories and property, plant and equipment of the Company’s significant domestic subsidiaries. Prior to the Third Amendment and Restatement, the Company’s senior credit facility provided for a $375 million revolving credit facility and a $122.7 million term loan, which term loan, at the time of the Third Amendment and Restatement had an outstanding principal balance of $58.7 million.
The Third Amendment and Restatement removes many of the restrictive financial covenants contained in the prior credit facility and requires the Company to achieve specified EBITDA amounts on the last day of each quarter through December 31, 2009, and to maintain a fixed charge coverage ratio of 1.25 to 1.00, as of March 31, 2010 and as of the end of each fiscal quarter thereafter. Interest rates on the term loan and revolving credit loans will continue to be based on the London Interbank Offering Rate (“LIBOR”) with a LIBOR floor of 1.5%, plus an additional margin of 3.75% on the term loan and, on revolving credit loans, 3.25%. In addition to the foregoing, the revolving credit facility is subject to an annual facility fee calculated as 0.5% of the average daily Maximum Principal Amount (as defined in the Third Amendment and Restatement) of the revolving credit facility.
The terms of the Third Amendment and Restatement provide that the revolving credit facility is scheduled to terminate on August 30, 2012 and all revolving credit borrowings must be repaid on or before that date. The term loan is payable in quarterly installments and matures on December 8, 2012 on which date the outstanding balance of the term loan is payable in full.
Borrowings under the Third Amendment and Restatement are secured by the trade receivables, inventory, personal property, equipment and certain real property of the Company’s significant domestic subsidiaries. The Third Amendment and Restatement is guaranteed by each of the Company’s significant domestic subsidiaries (other than GSCNY, which is a co-borrower). The senior credit facility and the related guarantees are secured by first priority security interests (subject to permitted liens) in substantially all the tangible and intangible assets of the Company and its significant domestic subsidiaries, subject to certain exceptions, and a pledge of 100% of the stock of each first-tier domestic subsidiary of the borrowers and a pledge of 65% of the voting stock of the Company’s first-tier foreign subsidiaries.
The Third Amendment and Restatement contains numerous affirmative and negative covenants and events of default which should be reviewed for a complete understanding of the Third Amendment and Restatement.
The foregoing description of the Third Amendment and Restatement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Third Amendment and Restatement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

ITEM 8.01 Other Events
A copy of the registrant’s July 27, 2009 press release announcing the execution of the Third Amendment and Restatement is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.
ITEM 9.01. Financial Statements and Exhibits
(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits.
10.1	Third Amended and Restated Credit Agreement dated July 24, 2009.

99.1	Press Release issued July 27, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 29, 2009	GIBRALTAR INDUSTRIES, INC.
/s/ Kenneth W. Smith
	Name:	Kenneth W. Smith
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX
10.1	Third Amended and Restated Credit Agreement dated July 24, 2009.

99.1	Press Release issued July 27, 2009.